Exhibit 99.1

Conference Call Scheduled for 1:30 p.m. (EDT) on Wednesday, October 24, 2007

ALAMEDA, CA, October 24, 2007 – Avigen, Inc. (Nasdaq: AVGN) a biopharmaceutical company innovating therapies for the treatment of chronic neurological conditions, today reported financial results for its third quarter ended September 30, 2007. At September 30, 2007, Avigen had approximately $85 million in financial assets, including cash, cash equivalents, and available-for-sale securities and restricted investments, compared with approximately $90 million at June 30, 2007 and $71 million at December 31, 2006. More complete financial results are detailed in the financial tables below.

“During the third quarter, we completed two more of our goals for the year by initiating our second AV650 phase II study and first U.S. AV411 trial,'' said Kenneth G. Chahine, Ph.D., J.D., Avigen's President and Chief Executive Officer. “We continue to focus on advancing each of our neurological compounds through the sequential clinical requirements of New Chemical Entities in the United States. In parallel, we complement our core development plans with other studies that expand our understanding of dosing regimens and drug interactions. We believe this approach to smart drug development allows Avigen to optimize the design of future pivotal trials, which will build value for our investors and lead to our development of products that will significantly and safely improve the quality of life for patients.”

RECENT AVIGEN HIGHLIGHTS

  Initiated and enrolling subjects in an ongoing European multi-center AV650 Phase II trial in doses up to 900 mg in patients with spasticity associated with multiple sclerosis (as reported September 5, 2007)

  Enrolling subjects in an ongoing U.S. AV650 Phase II trial in spinal cord injury patients suffering from spasticity at 450 mg, the currently approved dose level in Europe

  Initiated U.S. Clinical Development for AV411 with a Phase I maximum tolerated dose study which will also assess the effect of food on drug metabolism and build on data from Avigen’s smaller Phase I and Phase IIa studies in Australia (as reported August 13, 2007)

  On track to report results by year-end from the Australian AV411 Phase IIa exploratory clinical trial to assess safety, tolerability, and a preliminary indication of efficacy in patients suffering from neuropathic pain

Financial Results

Avigen reported a net loss of $6.8 million, or $0.23 per share, for the quarter ended September 30, 2007, compared to a net loss of $5.7 million, or $0.23 per share, for the quarter ended September 30, 2006. For the nine months ended September 30, 2007 and 2006, Avigen reported a net loss of $18.4 million, or $0.67 per share, and $18.5 million, or $0.81 per share, respectively. The 2006 nine-month period included $3.0 million of in-license fees related to AV650.

Third Quarter Results

Research and development expenses for the quarters ended September 30, 2007 and 2006 were $6.0 million and $4.7 million, respectively. This increase primarily reflects approximately $1.1 million in higher clinical expenses and tracks directly with the expansion of clinical trial activities for AV650 and AV411 during 2007.

General and administrative expenses for the quarters ended September 30, 2007 and 2006 were $2.0 million and $1.9 million, respectively. The slight increase in the third quarter of 2007 included higher non-cash expenses for share-based compensation of approximately $104,000.

Net interest income and other expenses were $961,000 for the three months ended September 30, 2007 compared to $769,000 for the same period in 2006. The 2007 period benefited from the increase in Avigen’s investment portfolio as a result of the proceeds from the common stock offering completed during the second quarter of 2007. Sublease income was $192,000 and $141,000, respectively, during the quarters ended September 30, 2007 and 2006, and further offsets the company’s ongoing operating expenses for leased facilities.

Nine-Month Results

During the nine months ended September 30, 2007, Avigen completed a public offering of its common stock which raised $28.5 million after underwriter fees and expenses. In connection with this offering the company issued an aggregate of 4.4 million shares of its common stock at a price to the public of $6.94 per share.

Avigen reported no revenues for the nine-month period ended September 30, 2007 compared to revenues of $103,000 for the nine months ended September 30, 2006. 2006 revenue represented income from Avigen's participation with the University of Colorado on a grant that was funded by the National Institutes of Health.

Research and development expenses for the nine months ended September 30, 2007 and 2006 were $15.1 million and $11.3 million, respectively. This increase reflects approximately $3.8 million in higher clinical expenses associated with the initiation and execution of multiple clinical trials for AV650 and AV411 during 2007.

General and administrative expenses were $6.4 million and $6.6 million for the nine months ended September 30, 2007 and 2006, respectively. The decrease is primarily due to charges during the first quarter of 2006 for severance payments of $288,000, and lower personnel-related costs for the nine-month period ended September 30, 2007, partially offset by higher non-cash expense for share-based compensation during the 2007 period.

In-license fees of $3.0 million for the nine-month period ended 2006 represented a payment in connection with Avigen’s in-license of the North American development and commercial rights to AV650. There were no in-license fees for the nine months ended 2007.

Net interest income and other expenses for the nine months ended September 30, 2007 and 2006 were $2.6 million and $1.9 million, respectively.

Avigen’s operating expenses for the nine months ended September 30, 2007 are in line with Management’s expectations. Operating expenses are expected to rise slightly in the fourth quarter of 2007 over the third quarter levels and continue to increase in 2008 in connection with the progress of ongoing clinical trials for AV650 and AV411, as well as the demands of additional future clinical trials and other product development activities. The company believes its financial resources will be able to fund its planned operating expenses for approximately two to three years.

Conference Call Information

Avigen management will host a conference call and webcast today, Wednesday, October 24, 2007, at 1:30 p.m. EDT (10:30 a.m. PDT). This webcast can be accessed from the Avigen website at www.avigen.com. The conference call may be accessed by dialing 888-396-2369 for domestic callers and 617-847-8710 for international callers. The participant pass code is 85761637. A web replay will also be available following the call on the company’s website until it releases its full-year 2007 financial results. Rebroadcast of the call will be available approximately one hour after the live call by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers. The participant pass code is 67087442.

About Avigen

Avigen is a biopharmaceutical company focused on developing and commercializing small molecule therapeutics to treat serious neurological disorders, including neuropathic pain and neuromuscular spasm and spasticity. Avigen's strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing, with the goal of becoming a fully integrated commercial biopharmaceutical company that remains committed to its neurology products. Avigen is currently developing AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain. Additionally, the company is advancing toward clinical trials AV513, a novel therapy for the treatment of multiple bleeding disorders, including hemophilia A and B. For more information about Avigen, consult the company’s website at http://www.avigen.com.

Statement under the Private Securities Litigation Reform Act

The statements in this press release relating to Avigen’s plans to complete its AV411 Phase IIa clinical trial in Australia by year end, its expectations regarding the current United States Phase I trial of AV411, its expectations regarding its 2007 operating expense levels, its expectations regarding how long its financial resources will last, its expectations regarding its approach to smart drug development, and its goal of becoming a fully integrated commercial biopharmaceutical company remaining committed to its neurology products are forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the fact that development of small molecule therapeutics and other therapeutic discovery and development is a time- and resource-intensive process, which may result in the expenditure of a significant amount of time and resources with no progress towards clinical trials or marketable product resulting from the effort; the risk that Avigen will not be able to obtain regulatory approvals for its drug products, which is required prior to marketing drug products; and the risk that early positive preclinical and clinical results will not guarantee that the potential products will ultimately be effective in treating the indications for which they are developed, or exhibit the unique properties they appear to possess. In addition, there are many other risks and uncertainties inherent in the development of drug products. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen's Quarterly Report on Form 10-Q for the period ended June 30, 2007, under the caption "Risks Related to Our Business" in Item 2 of Part I of that report, which was filed with the SEC on August 8, 2007.

Contact: Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: ir@avigen.com

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

(In thousands, except shares and per share information)	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue	$-	$-	$-	$103
Operating expenses
Research and development	5,952	4,715	15,149	11,266
General and administrative	2,041	1,857	6,377	6,643
In-license fees	-	-	-	3,000
Total operating expenses	7,993	6,572	21,526	20,909

Loss from operations	(7,993)	(6,572)	(21,526)	(20,806)
Sublease income	192	141	523	424
Net interest income and other expense	961	769	2,570	1,865
Net loss	$(6,840)	$(5,662)	$(18,433)	$(18,517)

Basic and diluted net loss per common share	$(0.23)	$(0.23)	$(0.67)	$(0.81)

Shares used in basic and diluted net loss
per common share calculation	29,620,566	24,998,357	27,397,710	22,983,095

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2007	2006
(In thousands)	(unaudited)	(1)
Cash, cash equivalents and available-for-sale securities	$74,540	$60,340
Restricted investments - current	428	8,000
Accrued interest and other current assets	1,543	1,097
Total current assets	76,511	69,437
Restricted investments	10,000	2,428
Property and equipment, net	1,595	2,709
Deposits and other assets	315	443

Total assets	$88,421	$75,017

Current liabilities	3,417	9,970

Long-term obligations	9,418	1,570
Stockholders' equity	75,586	63,477

Total liabilities and stockholders' equity	$88,421	$75,017

(1) Derived from audited financial statements.